SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) §240.14a-12

OURPET’S COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

OURPET’S COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 28, 2003

To the Shareholders of OurPet’s Company:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of OurPet’s Company (the “Company”) will be held on Saturday, June 28, 2003, at 10:30am EDT, at the Company offices located at 1300 East Street, Fairport Harbor, Ohio 44077, for the purpose of considering and acting upon the following matters:

(1)	Election of four members (4) of the Company’s Board of Directors to serve until the Company’s next annual meeting and until such Directors’ successors are elected and shall have qualified;

(2)	Ratification of the appointment of S.R. Snodgrass, A.C. as the Company’s independent auditors for the fiscal year ending December 31, 2003;

(3)	Approval of the Amendment of the 1999 Stock Option Plan by the Board of Directors on May 8, 2003 subject to shareholder approval;

(4)	Transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only holders of Common Stock of record at the close of business on June 2, 2003 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

Shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, you are urged to complete, sign and date the accompanying proxy and return it promptly in the enclosed postage paid envelope.

By Order of the BOARD OF DIRECTORS,

/s/ Konstantine S. Tsengas

Konstantine S. Tsengas

Secretary

Fairport Harbor, Ohio

June 3, 2003

OurPet’s Company

1300 East Street

Fairport Harbor, Ohio 44077

Proxy Statement

General

The Board of Directors of OurPet’s Company (“the Company”) hereby solicits your proxy for use at the Annual Meeting of Shareholders to be held on Saturday, June 28, 2003 (“the Annual Meeting”), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of Common Stock of the Company, no par value, held in their name. The cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, internet and personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. This Proxy Statement and accompanying Proxy will be mailed on or about June 3, 2003 to all shareholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

Shareholders of record at the close of business on June 2, 2003 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had outstanding 11,188,297 shares of Common Stock, no par value. Each holder of record of shares of Common Stock on the Record Date is entitled to one vote per share on each matter to be considered at the Annual Meeting. A quorum for the Annual Meeting consists the presence, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding on the Record Date. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter. An affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required for election of directors and for approval of all other matters being submitted to shareholders for their consideration. Abstentions and broker “non-votes” are not counted for purposes of the election of directors and approval of all other matters being submitted to shareholders. Cumulative voting is not allowed in the election of directors of the Company.

When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, the shares represented by proxies will be voted as follows:

•	FOR the election of the nominees for the directors set forth herein;

•	FOR the ratification of the appointment of auditors:

•	FOR the approval of the amendment of the 1999 Stock Option Plan.

In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with his best judgment with respect to such matters. A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the Annual Meeting, by giving written notice to the Secretary of the Company prior to the Annual Meeting or by giving a later dated proxy.

Equity Compensation Plan Information.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [Excluding Securities Reflected in Column (a)]
Equity compensation plans approved by security holders	669,250	$0.898	180,750
Equity compensation plans not approved by security holders	44,472	$0.973	-0-

Total	713,722	$0.902	180,750

The equity compensation plans not approved by security holders include the following issuances of warrants to purchase Common Stock as partial payment for public relations services to an individual and payment in full for investor relations services to an unrelated firm:

Public relations in 2001 for 6,036 warrants at $0.994 per share which expire on December 1, 2004.

Public relations in 2002 for 13,275 warrants at $0.452 per share which expire on March 1, 2005.

Investor relations in 2002 for 25,161 warrants at $1.242 per share which expire on August 3, 2006.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of May 15, 2003, certain information as to the stock ownership and voting power of all persons (or group of persons) known by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock, each director of the Company, each of the executive officers and all directors and executive officers as a group. The next largest ownership person known by the Company beneficially owns 231,500 shares of Common Stock, or 2.1%, as of May 15, 2003.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Warrants and Options Exercisable within 60 Days (3)	Percentage of Voting Power(4)
Joseph T. Aveni(5)	283,805	169,455	3.8
Dr. James W. McCourt(6)	1,207,561	282,241	12.2
Patrick K. Stewart	—	—	*
Andrew H. Tasker	—	—	*
Dr. Steven and Evangelia S. Tsengas(7)	3,822,850	730,387	36.1
Glenn R. Godley(8)	—	83,333	*
John G. Murchie(9)	4,000	33,333	*
Konstantine S. Tsengas(10)	1,050,812	152,253	10.0
Nicholas S. Tsengas(11) 9932 Brookhill Circle, Twinsburg, OH 44087	1,078,221	52,254	9.5
All directors and officers as a Group (8 persons)(11)	6,369,028	1,451,002	58.6

*	Less than one percent
(1)	Unless otherwise indicated and subject to applicable community property laws, each stockholder has sole voting and investment power with respect to all shares of Common Stock beneficially owned by such stockholder. Unless otherwise indicated, the address of each stockholder is c/o OurPet’s Company, 1300 East Street, Fairport Harbor, OH 44077.
(2)	The number of shares beneficially owned by each person named in the table includes shares held by each individual of (i) the Company’s Common Stock; and (ii) the Company’s Preferred Stock, as if converted into Common Stock.
(3)	The number of warrants and options for each person named in the table includes shares reserved for each individual of (i) Common Stock subject to stock options issued under the 1999 Stock Option Plan that are now exercisable or exercisable within 60 days of May 15, 2003; and (ii) Common Stock subject to warrants that are presently exercisable or exercisable within 60 days of May 15, 2003.
(4)	Applicable percentage of voting power is based on the 11,898,297 shares of Common Stock outstanding as of May 15, 2003. That number is comprised of 11,188,297 outstanding shares of Common Stock and 710,000 shares of Common Stock issuable upon conversion of 71,000 outstanding shares of Preferred Stock. Shares of Common Stock subject to warrants and options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such warrants and options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.
(5)	Includes 283,805 shares of Common Stock held and currently exercisable warrants to purchase 169,455 shares of Common Stock.
(6)

Includes securities issued to Dr. McCourt, and to Beachcraft Limited Partnership, in which Dr. McCourt serves as Trustee for its general partner, and to DKKS, LP in which Dr. McCourt is the general partner. Securities issued directly to Dr. McCourt include 460,180 shares of Common Stock and currently exercisable warrants to purchase 7,114 shares of Common Stock; Beachcraft Limited Partnership holds 307,381 shares of Common Stock, 180,000 shares of Common Stock issuable upon conversion of 18,000 outstanding shares of Preferred Stock and currently exercisable warrants to purchase 153,037 shares of Common Stock; and DKKS, LP holds 60,000 shares of Common Stock, 200,000 shares of Common Stock issuable upon conversion of 20,000 outstanding shares of Preferred Stock and currently exercisable warrants to purchase 122,090 shares of Common Stock. Excludes 9,212 shares of Common Stock held and currently exercisable warrants to purchase 2,488 shares of Common Stock issued to Dr. McCourt’s daughters and son; Dr. McCourt disclaims beneficial ownership of such shares and warrants.

(7)	Includes 3,089,558 shares of Common Stock held, currently exercisable stock options to purchase 133,333 shares of Common Stock and currently exercisable warrants to purchase 327,587 shares of Common Stock issued to Dr. Tsengas and also currently exercisable warrants to purchase 106,557 shares of Common Stock issued to Senk Properties in which Dr. Tsengas is a partner. The number of warrants to Senk Properties attributed to Dr. Tsengas is based upon his ownership percentage of 52%. Excludes option to purchase 66,667 shares of Common Stock which is not exercisable within 60 days. Includes 733,292 shares of Common Stock held and currently exercisable warrants to purchase 138,320 shares of Common Stock issued to Dr. Tsengas’s wife and also currently exercisable warrants to purchase 24,590 shares of Common Stock issued to Senk Properties in which Dr. Tsengas’s wife is a partner. The number of warrants to Senk Properties attributed to Dr. Tsengas’s wife is based upon her ownership percentage of 12%. Excludes 2,129,033 shares of Common Stock held, currently exercisable stock option to purchase 100,000 shares of Common Stock and currently exercisable warrants to purchase 30,737 shares of Common Stock issued to Dr. Tsengas’s sons and also currently exercisable warrants to purchase 73,770 shares of Common Stock issued to Senk Properties in which Dr. Tsengas’s sons are partners. The number of warrants to Senk Properties attributable to Dr. Tsengas’s sons is based upon their ownership percentage of 36%. Dr. Tsengas disclaims beneficial ownership of such shares and warrants.
(8)	Includes currently exercisable stock option to purchase 83,333 shares of Common Stock. Excludes options to purchase 116,667 shares of Common Stock, which are not exercisable within 60 days.
(9)	Includes 4,000 shares of Common Stock held and currently exercisable stock option to purchase 33,333 shares of Common Stock. Excludes options to purchase 66,667 shares of Common Stock, which are not exercisable within 60 days.
(10)	Includes 1,008,403 shares of Common Stock held, currently exercisable stock option to purchase 100,000 shares of Common Stock and currently exercisable warrants to purchase 5,123 shares of Common Stock issued to Mr. Tsengas and also currently exercisable warrants to purchase 36,885 shares of Common Stock issued to Senk Properties in which Mr. Tsengas is a partner. The number of warrants issued to Senk Properties attributed to Mr. Tsengas is based upon his ownership percentage of 18%. Excludes option to purchase 50,000 shares of Common Stock, which is not exercisable within 60 days. Includes 42,409 shares of Common Stock held and currently exercisable warrants to purchase 10,245 shares of Common Stock issued to Mr. Tsengas’s daughter and son. Mr. Tsengas is the son of Dr. Tsengas.
(11)	Includes 1,008,403 shares of Common Stock held and currently exercisable warrants to purchase 5,123 shares of Common Stock issued to Mr. Tsengas and also currently exercisable warrants to purchase 36,885 shares of Common Stock issued to Senk Properties in which Mr. Tsengas is a partner. The number of warrants issued to Senk Properties attributed to Mr. Tsengas is based upon his ownership percentage of 18%. Includes 69,818 shares of Common Stock held and currently exercisable warrants to purchase 10,246 shares of Common Stock issued to Mr. Tsengas’s daughters. Mr. Tsengas in the son of Dr. Tsengas.
(12)	Includes 5,989,028 shares of Common Stock held, 380,000 shares of Common Stock issuable upon conversion of 38,000 outstanding shares of Preferred Stock, currently exercisable stock options to purchase 349,999 shares of Common Stock and currently exercisable warrants to purchase 1,101,003 shares of Common Stock. Excludes options to purchase 300,001 shares of Common Stock, which are not exercisable within 60 days.

PROPOSAL 1:    Election of Directors

Unless marked otherwise, proxies received will be voted FOR the election of each of the four nominees named below. Each of the current directors has been nominated for election to the Board of Directors, except for Andrew H. Tasker, a director since 2002. Mr. Tasker is not standing for reelection and will be retiring from the Board of Directors as of the Annual Meeting. This will result in one vacancy on the Board of Directors. Under the terms of the Company’s Certificate of Incorporation, any vacancy on the Board of Directors may be filled by a majority vote of the directors then in office. If any of the four nominees is unable or unwilling to serve as a nominee for the office of director at the time of the Annual Meeting, the proxies may be voted either (i) for a substitute nominee who shall be designated by the proxy holder or by the present Board of Directors to fill such vacancy or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the size of the Board may be reduced accordingly by Board resolution. The Board of Directors has no reason to believe that any of the following nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve until the next Annual Meeting of shareholders following the 2003 Annual Meeting or until their successors, if any, are elected or appointed. The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below.

Joseph T. Aveni 71 years old Director since 1998 Chief Executive Officer of Realty One

Mr. Aveni was elected to the Company’s Board of Directors in November 1998. Mr. Aveni has been the Chairman and Chief Executive Officer of Realty One since 1990 and serves on the Board of Directors of the Cleveland Ballet and the Greater Cleveland Growth Association. He has served as President of Property Management Division of FIABCI and of National Institute of Real Estate Management, as a member of the Board of Directors of the National Association of Realtors, as Chairman of the Genesis Relocation Services and as a member of the Leadership Cleveland Class of ‘92. He has received the Distinguished Service Award and Realtor of the Year Award from the Association of Realtors and the Franklin Delano Roosevelt Award for Excellence from the March of Dimes.

Dr. James W. McCourt 62 years old Director since 1999 Retired

Dr. McCourt was elected to the Company’s Board of Directors in December 1999. Dr. McCourt retired in 1998 from his dentistry practice in Harlingen, Texas which he operated from 1995 to 1998 and has not participated in any business activity since his retirement. As an associate professor, he has held positions at colleges and universities and has also served as a consultant and on the surgical staff of many hospitals.

Patrick K. Stewart 72 years old Director since 2003 Partner of the Stewart Group

Mr. Stewart was elected to the Company’s Board of Directors on May 2, 2003 by a majority vote of the directors then in office. Mr. Stewart has been the Partner, Sole Owner, and Founder of the Stewart Group, a private strategic planning and merger/acquisition consulting firm since it was formed in 1992. Prior to that he held senior management positions with various consumer products companies in the pet industry. Mr. Stewart also serves on the board of directors of two privately owned companies, Lixit Corporation and The Maids International, Inc.

Dr. Steven Tsengas 65 years old Director since 1985 Chairman of the Board, President and Chief Executive Officer of the Company

Dr. Tsengas has served on the Company’s Board of Directors since the merger with Manticus, Inc. in 1998 and also was a director of the predecessor company since it was incorporated in 1985. Dr. Tsengas has also been Chairman, President and Chief Executive Officer of the Company since the merger in 1998. Dr. Tsengas received his BS in Industrial Engineering from the State of New York University at Buffalo, his MS in Business from the University of Rochester, W. Simon Graduate School of Management, and his Ph.D. degree in Natural Health from Clayton College of Natural Health. He holds numerous patents, has taught and lectured at various colleges and was elected to the National Inventors Hall of Fame. He is active in numerous professional, community and technical associations, including the Ohio Venture Association, American Naturopathic Medical Association, the Coalition for Natural Health, the Lake County Development Council and the Lake County Workforce Development Council. His son also serves as Vice President of Operations and Secretary.

Board Meetings

All directors were present for at least 75% of all meetings of the Board of Directors and the meetings of the committee of which each was a member. The Board of Directors met three times in 2002.

Board Committees

The Board of Directors has established a Compensation Committee, which makes recommendations to the Board with respect to general compensation and benefit levels for employees, determines the compensation and benefits for the Company’s executive officers and administers the Company’s stock option plan. The current members of this Committee are Joseph T. Aveni, Dr. James W. McCourt and Dr. Steven Tsengas. The Compensation Committee met once in 2002.

We do not have a Nominating Committee of the Board of Directors.

The Board of Directors has also recently established an Audit Committee, which is to meet with financial management and the independent auditors to make recommendations to the Board regarding the selection of independent auditors, review our filings with the Securities and Exchange Commission, review the results and scope of audit and any other services provided by our independent auditors and review and evaluate our internal control functions. The current members of this committee are Mr. Aveni and Mr. Tasker. Since the Audit Committee was formed in November 2002, it did not have any meetings in 2002.

Compensation of Directors

In 2000, 2001 and 2002, directors who were full-time employees of the Company received no cash compensation for services rendered as members of the Board of Directors or a committee thereof. Directors who were not full-time employees of the Company received reimbursement of out-of-pocket expenses for attendance at Board of Director meetings. Non-employee directors received compensation in 2001 in the form of 7,114 warrants each to Joseph T. Aveni and Dr. James W. McCourt at an exercise price of $1.230 per share with an expiration date of October 1, 2006 for their services as directors in 2001.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Other than the Company’s standard form of non-competition and confidentiality agreement, the Company does not presently have any employment contracts in effect with the executive officers of the Company, including any compensatory plans or arrangements resulting from the resignation, retirement or other terminations of the executive officers.

Executive Compensation

Executive Officers of the Company

Dr. Steven Tsengas 65 years old Chairman of the Board, President and Chief Executive Officer of the Company

Dr. Tsengas has been Chairman, President and Chief Executive Officer of the Company since the merger with Manticus, Inc. in 1998 and also held the same positions with the predecessor company since 1985. His son also serves as Vice President of Operations and Secretary.

Konstantine S. Tsengas 38 years old Vice President of Operations and Secretary

Mr. Tsengas has been Vice President of Operations and Secretary of the Company since the merger in 1998 and served in the same capacities with the predecessor company since 1995. Mr. Tsengas received his BS in Industrial Engineering from the University of Toledo and has completed graduate level courses in marketing and organizational behavior at Cleveland State University. His father also serves as Chairman, President and Chief Executive Officer.

Glenn R. Godley 39 years old Executive Vice President of Marketing / Sales

Mr. Godley has been Executive Vice President of Marketing / Sales of the Company since May of 1999. From 1991 to 1999 Mr. Godley was Regional Manager of Sales and Marketing for Catalina Industries. Mr. Godley received his BS in Business Administration and Marketing from Cleveland State University.

John G. Murchie 65 years old Vice President, Treasurer and Controller

Mr. Murchie was appointed Vice President of the Company on November 15, 2002. Mr. Murchie has been Treasurer and Controller of the Company since January of 2000. From 1995 through 1999, Mr. Murchie served as Acting Chief Financial Officer, Controller and Chief Administrative Officer of Conversion Technologies International, Inc. and one of its subsidiaries. Mr. Murchie received his BS in Business Administration from Miami University of Ohio.

Summary Compensation Table

The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company for the years ended December 31, 2002, 2001 and 2000 to its Chief Executive Officer.

		Annual Compensation				Long Term Compensation
						Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options/ SARS (#)	LTIP Payouts ($)	All Other Compensation ($)
Dr. Steven Tsengas	2002	88,365	—	—		—	—	—
Chairman, President	2001	84,000	—	2,057	(1)	—	—	—
& Chief Executive Officer	2000	80,000	—	—		—	—	—

(1)	The other annual compensation amounts shown in the table reflect Mr. Tsengas’ share of the 10 percent profit sharing plan for 2001 based upon the Company’s net income before taxes.

Option Plan

The Company maintains the 1999 Stock Option Plan (the “Plan”) for its officers and key employees under which options may be granted at the discretion of the Board of Directors. The Company has reserved 850,000 shares of its Common Stock for issuance upon the exercise of options granted under the Plan.

Under the Plan, options to purchase an aggregate of 669,250 shares are outstanding as of May 15, 2003. These options vest one-third on each of the second, third and fourth anniversaries of the date of grant and expire on the fifth anniversary of the date of grant. The Company grants options for the Plan at exercise prices equal to or greater than the fair market value of the Common Stock on the date of grant.

No individual stock options were granted to an executive officer during fiscal 2002.

The following table sets forth information concerning exercises of stock options during 2002 by each of the executive officers and the final December 31, 2002 value of unexercised options.

			Number of Securities Underlying unexercised Options/SARs at 12/31/02 (#)		Value of Unexercised “In-the-Money” Options/SARs at 12/31/02 ($) (1)
Name	Shares Acquired or Exercise (#)	Value Realized ($)	Exercisable	Unexerciseable	Exercisable	Unexerciseable
Dr. Steven Tsengas	0	0	133,333	66,667	$0	$0
Konstantine S. Tsengas	0	0	100,000	50,000	$0	$0
Glenn R. Godley	0	0	83,333	116,667	$0	$0
John G. Murchie	0	0	33,333	66,667	$0	$0

(1)	Calculated based upon the difference between the exercise price and the closing price of a share of Common Stock on the over-the-counter market of $0.11 a share on December 31, 2002.

On May 8, 2003, the Board of Directors approved the adjustment of the exercise price of unexercised stock options to the higher of 50% of the existing exercise price or the current market price on May 8, 2003. In order to give our employees an incentive to exercise their stock options in the future and to continue to put forth their efforts for the success and growth of the Company the exercise price was adjusted to reflect more accurately the current economic conditions. The exercise prices were established when the option were granted, which in most instances was in 1998, 1999 and 2000, subsequent to which the status of the economy and the stock market has significantly changed.

Certain Relationships and Related Transactions

The Company leases production, warehouse and office facilities from a related entity, Senk Properties, a general partnership comprised of Dr. Steven Tsengas, Konstantine S. Tsengas, Evangelia S. Tsengas and Nicholas S. Tsengas. At December 31, 2002, the current monthly rental was $11,550 plus real estate taxes with annual increases each June in the monthly rental based upon the change in the indicated consumer price index in the preceding year. The initial lease term was five years ending on May 31, 1998, it was extended for an additional five-year term ending on May 31, 2003, and will likely be extended for another five year term in May of 2003. Lease expense was $143,845 for 2002 and $145,311 for 2001.

In March 1998, Napro, the predecessor company to OurPet’s Company, borrowed $50,000 from Dr. Steven Tsengas for equipment purchases. In connection with this loan, 50,000 warrants were issued for the purchase of Common Stock at $0.75 a share to Dr. Tsengas. These warrants were exchanged for Company warrants after Napro’s merger into Manticus and expire on October 31, 2004. In accordance with the anti-dilution provisions the number of warrants issued to Dr. Tsengas has been adjusted to 51,300 and the exercise price adjusted to $0.731 as a result of dividends on Preferred Stock being paid in Common Stock.

In connection with the 1998 Private Placement of Common Stock and warrants for the purchase of Common Stock which expire on October 31, 2004 (i) DKKS, LP converted $87,500 in debt and $1,809 in accrued interest into 119,078 shares of Common stock, 119,078 warrants exercisable at $1.50 a share, subsequently adjusted to 122,090 warrants exercisable at $1.463 a share in accordance with the warrant anti-dilution provisions; (ii) Dr. Tsengas converted $43,750 in debt and $905 in accrued interest into 59,540 shares of Common Stock, 59,540 warrants exercisable at $1.50 a share and 25,000 warrants exercisable at $0.75 a share, subsequently adjusted to 61,046 warrants exercisable at $1.463 a share and 25,649 warrants exercisable at $0.731 a share in accordance with the warrant anti-dilution provisions; and (iii) Joseph T. Aveni, a director, purchased for $100,000 in cash 133,334 shares of Common Stock and 133,334 warrants exercisable at $1.50 a share, subsequently adjusted to 136,706 warrants exercisable at $1.463 a share in accordance with the warrant anti-dilution provisions.

On September 1, 1999, the Company borrowed $200,000 for working capital purposes from Mr. Aveni. The loan is due on August 31, 2003 and has an annual interest rate of 10%. In addition, Mr. Aveni received 50,000 warrants for the purchase of Common Stock at $0.75 per share which expired on July 31, 2001. The 50,000 warrants were subsequently adjusted to 50,471 warrants exercisable at $0.743 a share in accordance with the warrant anti-dilution provisions and were exercised in July 2001 for cancellation of accrued interest due Mr. Aveni as consideration.

In December 1999, the Company issued an aggregate total of 500,000 warrants for the purchase of Common Stock at $1.00 per share, subsequently adjusted to 512,295 warrants exercisable at $0.976 a share in accordance with the warrant anti-dilution provisions, which expire on December 14, 2005 to Senk Properties and to Dr. Steven Tsengas, Konstantine S. Tsengas, Evangelia S. Tsengas, Nicholas S. Tsengas and the grandchildren of Dr. Tsengas. Senk Properties, a partnership comprised of Dr. Steven Tsengas and his wife, Evangelia Tsengas, and his two sons, Konstantine Tsengas and Nicholas Tsengas, canceled $158,060 owed to the partnership by the Company for accrued rent due under their lease agreement with the Company and received 204,918 of the 512,295 warrants, from the Company as consideration. Also in December 1999, Dr. Tsengas and his wife forgave $232,607 owed to them by the Company and in consideration received 307,377 of the 512,295 warrants which they distributed between themselves, and their children and grandchildren as designees. These transactions resulted in additional paid-in capital to the company of $390,667 in fiscal 1999.

On December 4, 1999, the Board of Directors approved the 1999 Stock Option Plan (the “Plan”) subject to shareholder approval, which approval was obtained on August 5, 2000. On August 18, 2001, Mr. Godley and Mr. Murchie were each granted options to purchase 50,000 shares of Common Stock at an exercise price of $1.25, subsequently adjusted to $0.625. One-third of such options vest on each of the second, third and fourth anniversaries of the date of grant and expire on the fifth anniversary of the date of grant.

On July 21, 2000, the Company borrowed $50,000 from Dr. Steven Tsengas, on August 1, 2000, it borrowed $25,000 from Joseph T. Aveni, and on August 2, 2000, it borrowed $150,000 from Beachcraft Limited Partnership, a firm for which Dr. James W. McCourt serves as Trustee for its general partner for working capital purposes. The notes have an annual interest rate of 10% and are due on July 31, 2003 for Dr. Tsengas and Mr. Aveni, and on August 1, 2003 for Beachcraft, L.P. due to five six-month extensions obtained. In connection with these loans, the Company issued 50,000 warrants for the purchase of Common Stock at $1.25 a share, subsequently adjusted to 51,272 warrants exercisable at $1.219 a share in accordance with the warrant anti-dilution provisions, to Dr. Tsengas, warrants to purchase 25,000 shares at the same price, subsequently adjusted to 26,635 warrants exercisable at $1.219 a share in accordance with the warrant anti-dilution provisions, to Mr. Aveni and warrants to purchase 150,000 shares at the same price, subsequently adjusted to 38,453 warrants exercisable at $1.219 a share, 76,220 warrants exercisable at $1.230 a share and 37,742 warrants exercisable at $1.242 a share in accordance with the warrant anti-dilution provisions, to Beachcraft Limited Partnership. The 150,000 warrants issued to Beachcraft, L.P. includes 37,500 warrants issued in each of February 2001, August 2001 and February 2002 for the six-month extensions on repayment of its loan. These warrants all expire on July 31, 2004.

On October 20, 2000, the Company borrowed an additional $40,000 from Dr. Tsengas for working capital purposes. This note was due on demand and had an annual interest rate of 10%. The Company repaid Dr. Tsengas $5,000 on this note on October 25, 2000, $5,000 on November 17, 2000, $10,000 on December 21, 2000, $10,000 on December 29, 2000, $5,000 on July 27, 2001 and $5,000 on October 26, 2001.

The Company believes the terms it received from the loans described above are at least as favorable as terms it could have obtained from unaffiliated third parties.

PROPOSAL 2:    Ratification of Selection of Independent Auditors

Since the members of the audit committee were not appointed until November 2002 and the audit committee is currently organizing, the Board of Directors fulfilled its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices for 2002. The Board of Directors reviewed and discussed the audited financial statements with management. The Board of Directors also discussed with our independent auditors the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Board of Directors obtained from our independent auditors a formal written statement describing all relationships between the independent auditor and us that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors any relationships that may impact their objectivity and independence. In reliance upon their reviews and discussions with management and our independent auditors, the Board of Directors determined that our audited financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

JOSEPH T. AVENI

DR. JAMES W. McCOURT

ANDREW H. TASKER

DR. STEVEN TSENGAS

The Board of Directors has selected S.R. Snodgrass, A.C. as the company’s independent auditors for the year ending December 31, 2003, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. S.R. Snodgrass, A.C. has audited the Company’s financial statements since 1998. Representatives of S.R. Snodgrass, A.C. are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Shareholder ratification of the selection of S.R. Snodgrass, A.C. as the Company’s independent auditors is not required by the Bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the shareholders fail to ratify the selection of S.R. Snodgrass, A.C. as independent auditors, the Board of Directors will consider whether to retain that firm for the year ending December 31, 2003. The affirmative vote of the holders of a majority of the Common Stock represented at the Annual Meeting is required for approval of this proposal. The Board of Directors recommends a vote “FOR” ratification of the appointment of S.R. Snodgrass, A.C. as independent auditors for the Company for the current year.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by S.R. Snodgrass, A.C. for fiscal year 2002.

Audit Fees (1)	$25,000
Financial Information Systems Design and Implementation Fees	0
All Other Fees (2)	5,350

Total	$30,350

(1)	Audit services of S.R. Snodgrass, A.C. for 2002 consisted of the examination of the consolidated financial statements of the Company at December 31, 2002.
(2)	“All Other Fees” includes $5,100 for services related to filings made with the Securities and Exchange Commission and $250 for the other services, including, among other items, tax services. The Board of Directors has determined that the provision of these services is compatible with maintaining the independence of S.R. Snodgrass, A.C.

PROPOSAL 3:    Approval of the Amendment of the 1999 Stock Option Plan

On December 4, 1999, the Board of Directors approved the 1999 Stock Option Plan (the “Plan”) which was approved by the shareholders on August 5, 2000. This Plan replaced the prior plan and provided that the options previously granted to key employees would be exchanged for options with substantially similar terms. The Board of Directors has approved on May 8, 2003 the Amendment of the Plan and directed that it be submitted to shareholders for approval at this time.

Our Board of Directors recommends that you vote in favor of the Amendment of the Plan. The Amendment increases the number of shares of Common Stock reserved for issuance under the Plan from 850,000 to 1,350,000. Shareholder approval requires the affirmative vote fo the holders of shares having a majority of voting power of all shares represented at the Annual Meeting. In the event shareholders do not approve the Amendment of the Plan, the Plan, as currently in effect, will continue until its scheduled expiration in December 2009.

The Plan is intended to encourage officers and other key employees of the Company and its subsidiaries to acquire or increase their ownership of Common Stock of the Company on reasonable terms. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum efforts for the continued success and growth of the Company and its subsidiaries, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals to the Company and its subsidiaries in the future.

Stock options under the Plan may be granted at the discretion of the Board of Directors for which an aggregate of 850,000 shares have been previously reserved. Any shares not issued due to forfeiture or expiration may be reissued in additional options. The Company grants stock options at exercise prices equal to or greater than the fair market value of the Company’s Common Stock on the date of grant. The options vest one-third on each of the second, third and fourth anniversaries of the date of grant and expire on the fifth anniversary of the date of grant. No additional options may be granted under the Plan after December 4, 2009.

Shareholder Proposals

A shareholder intending to present a proposal to be included in our proxy statement for our 2004 annual meeting of shareholders must deliver a proposal, in accordance with the requirements of Rule 14a-8 under the Exchange Act, to our Secretary at our principal executive office no later than December 31, 2003. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the meeting:

a)	brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

b)	the name and record address of the shareholder proposing such business,

c)	the number of shares of our Common Stock that are beneficially owned by the shareholder, and

d)	any material interest of the shareholder in such business.

Other Matters

The Board of Directors knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the person named on the Proxy will vote on such matters in accordance with his best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, officers and persons who own more than 10% of the Common Stock or the Convertible Preferred Stock, to file with the Securities and Exchange Commission (the “SEC”) an initial report of ownership and reports of changes in ownership of the Company’s stock. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. As a matter of practice, the Company’s administrative staff may assist in preparing and filing these reports. Based solely upon a review of the copies of forms furnished to the Company, and written representations from certain reporting persons, the Company believes that during the fiscal year ended December 31, 2002, all its officers, directors and ten percent beneficial owners complied with applicable filing requirements.

Financial Statements

The financial statements of OurPet’s Company as of December 31, 2002 and 2001, and for the years then ended together with the Report of Independent Auditors are included in our Form 10-KSB, a copy of which is included with the Proxy Statement. The Company will furnish, without charge, a copy of its unaudited financial statements for the quarter ended March 31, 2003 to its shareholders upon written request. Requests should be sent to: OurPet’s Company, 1300 East Street, Fairport Harbor, Ohio 44077, Attn: Secretary. This information can also be obtained on the Internet at www.sec.gov/cgi-bin/srch-edgar?OURPETS +CO.

By Order of the Board of Directors,

/s/ Konstantine S. Tsengas

Konstantine S. Tsengas

Secretary

Fairport Harbor, Ohio

June 3, 2003

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

OURPET’S COMPANY

Konstantine S. Tsengas is hereby authorized to represent the undersigned at the Annual Meeting of Shareholders of OurPet’s Company to be held on Saturday, June 28, 2003 at the OurPet’s Company offices located at 1300 East Street, Fairport Harbor, Ohio 44077 at 10:30 am EDT, and any adjournment or postponement thereof, and to vote the number of shares which the undersigned would be entitled to vote if personally present.

Number of Shares:	☒ Please mark votes as in this example.

Name and Address of Shareholder:

This Proxy will be voted as you direct below. In the absence of such direction, it will be voted FOR all of the Directors and FOR each of the Proposals below.

1.	SELECTION OF DIRECTORS		For	Against	Abstain
	Nominees:	Joseph T. Aveni	☐	☐	☐
		Dr. James W. McCourt	☐ For all nominees except as noted
Patrick K. Stewart
Dr. Steven Tsengas
2.	Proposal to ratify the Appointment of S.R. Snodgrass, A.C. as the Independent Auditors for Fiscal Year 2003.
			☐	☐	☐

3.	Proposal to approve the Amendment of the 1999 Stock Option Plan.

			☐	☐	☐

4.	In their discretion, upon such other matters as properly may come before the meeting.

			☐	☐	☐

☐	Mark here for address change and note above.

☐	Mark here if planing on attending the Annual Meeting in person.

☐	Mark here and give us your e-mail address if you desire to receive information about the Company and its new products.

Note: Please sign exactly as name appears. Joint owners should each sign. Executor, Administrator, or Guardian, please sign full title as such. If signer is a corporation, please sign with the full corporation name by duly authorized officer or officers.

Signature:                                                                                                       Date:

Signature:                                                                                                       Date: